Exhibit 99.1

           PMC-Sierra Reports Fourth Quarter and Fiscal 2004 Results;
                         2004 net revenues increase 19%;
                       non-GAAP net income increases $39m

     SANTA CLARA, Calif.--(BUSINESS WIRE)--Jan. 27, 2005--PMC-Sierra, Inc. (Nasdaq:PMCS):

     --   Q4 Net Revenues: $61.8 million

     --   Q4 Non-GAAP Net Income: $1.9 million or $0.01 per share (diluted)

     --   Q4 GAAP Net Income: $13.1 million or $0.07 per share (diluted)

     PMC-Sierra, Inc. (Nasdaq:PMCS), a leading provider of high-speed broadband communications and storage semiconductors and MIPS-Powered microprocessors, today reported results for the fourth quarter and year ended December 26, 2004.
     Net revenues in the fourth quarter of 2004 were $61.8 million compared with $71.2 million for the third quarter of 2004 and $70.6 million for the same period a year ago. This represented a decrease in revenues of 13 percent sequentially and 12 percent on a year-over-year basis.
     Net income in the fourth quarter of 2004 on a non-GAAP basis was $1.9 million (non-GAAP diluted earnings per share of $0.01) compared with non-GAAP net income of $6.9 million (non-GAAP diluted earnings per share of $0.04) in the third quarter of 2004. GAAP net income in the fourth quarter of 2004 was $13.1 million (GAAP diluted earnings per share of $0.07). This compares to GAAP net income of $6.3 million in the third quarter of 2004 (GAAP diluted earnings per share of $0.03).
     For the year ended December 26, 2004, net revenues increased 19 percent to $297.4 million compared with $249.5 million for the year ended December 28, 2003. Non-GAAP net income in 2004 was $34.5 million (non-GAAP diluted net income per share of $0.18) compared with non-GAAP net loss of $4.0 million (non-GAAP diluted net loss per share of $0.02) the prior year. GAAP net income in 2004 was $51.7 million (GAAP diluted net income per share of $0.27) compared with the prior year's GAAP net loss of $8.0 million (GAAP diluted net loss per share of $0.05).
     For a full reconciliation of GAAP net income (loss) to non-GAAP net income
(loss), please refer to the supplemental schedule on page 7 of this release. The Company believes the additional non-GAAP measures provided are useful to investors for the performance of financial analysis. Management uses the non-GAAP measures internally to evaluate its in-period operating performance and to plan for the Company's future periods. However, non-GAAP measures are neither stated in accordance with, nor are they a substitute for, GAAP measures.
     "We believe that our revenues stabilized in the fourth quarter and industry conditions are improving," said Bob Bailey, president and chief executive officer of PMC-Sierra. "Meanwhile, our new products in Metro Transport, Storage Systems and Voice-over-IP are generating pre-production revenues, giving us confidence that our customers' next-generation systems are moving towards production."
     On January 18, 2005, PMC-Sierra announced it had completed the redemption of the remaining balance of its outstanding 3.75% Convertible Subordinated Notes due August 15, 2006. Approximately $68.1 million aggregate principal amount of the Notes was redeemed for a total of approximately $70.2 million in cash, which included approximately $1.1 million in accrued interest.

     New products and company announcements in Q4 2004 include the following:

     -- Storage Management Controller -- we introduced a Storage Management Controller to provide customers with a complete storage enclosure architecture for 4G Fibre Channel Storage Area Networks and Network-Attached Storage systems. The Storage Management Controller joins our CTS 20x4G, CTS 18x4G and CTS 4x4G Fibre Channel loop switch product family to provide a complete hardware and firmware reference design.

     -- Multi-Service Processors for VoIP -- we introduced a group of highly integrated MIPS-Powered System-on-a-Chip processors for VoIP-enabled broadband customer premises equipment. The Multi Service Processor family -- including the MSP2015, MSP2020, MSP4000, and MSP5000 -- provides PSTN-quality VoIP capabilities to residential and SOHO broadband gateways, analog telephone adapters and small enterprise-class IP-based PBXs.

     -- Wideband Cross-Connect -- we introduced the WSE 20 Wideband Cross-Connect that provides scalable, cost-effective grooming solutions for Add-Drop Multiplexers, Digital Cross-connect Systems and Multi-Service Provisioning Platforms. Operating in conjunction with our WSE 40 device, the WSE 20 can be used to efficiently implement the first and third stages of a high capacity multi-stage switch.

     -- Interoperability of maxSAS Storage products -- we announced the successful interoperability of our maxSAS expander product family with multiple SAS server, storage enclosure and controller vendors at a recent SAS Plugfest in November 2004 at the University of New Hampshire InterOperability Laboratory.

     Fourth Quarter 2004 Conference Call

     Management will review the fourth quarter 2004 results and provide outlook for the first quarter of 2005 during a conference call at 1:30 pm Pacific Time/4:30 pm Eastern Time on January 27, 2005. To listen to the call, investors can access an audio webcast of the conference call on the Financial Events and Calendar section at http://investor.pmc-sierra.com/. A replay of this webcast will be posted and available two hours after the conference call has been completed. To listen to the conference call live by telephone, please dial 719-457-2657 approximately ten minutes before the start time. A telephone replay will be available 15 minutes after the completion of the call and can be accessed by dialing 719-457-0820 (replay access code is 408265). A replay of the webcast will be available for five business days.

     First Quarter 2005 Conference Call

     PMC-Sierra is planning on releasing its results for the first quarter of 2005 on April 21, 2005. A conference call will be held on the day of the release to review the quarter and provide an outlook for the second quarter of 2005.

     Safe Harbor Statement

     PMC-Sierra's forward-looking statements about revenues, improving industry conditions and production of next-generation systems using PMC's new devices are subject to risks and uncertainties. PMC's future revenues depend on factors that vary unpredictably, including demand for customers' systems, inventories of PMC's products held by customers and their contract manufacturers, and customer production schedules. Industry conditions depend on several factors, including global economic conditions and expenditures on telecommunications and enterprise equipment, particularly in North America and China. Pre-production product purchases may not result in commercial shipments of PMC's new devices. Furthermore, the timing of the commercial production of our customers' equipment is uncertain. The Company's SEC filings describe more fully the risks associated with market trends and sales of new products. The Company does not undertake any obligation to update its forward-looking statements.

     About PMC-Sierra

     PMC-Sierra(TM) is a leading provider of high speed broadband communications semiconductors and MIPS-Powered(TM) processors for enterprise, access, metro, storage, wireless infrastructure and advanced consumer electronics equipment. The company is publicly traded on the NASDAQ Stock Market under the PMCS symbol and is included in the S&P 500 Index. For more information, visit www.pmc-sierra.com.

     (C)Copyright PMC-Sierra, Inc. 2005. All rights reserved. maxSAS, Multi-Service Processor, PMC, PMCS, PMC-Sierra and "Thinking You can Build On" are trademarks of PMC-Sierra, Inc. All other trademarks are the property of the respective owners.


                          PMC-Sierra, Inc.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            (in thousands, except for per share amounts)


                                            Three Months Ended
                                    --------------------------------
                                               (unaudited)
                                      Dec 26,    Sep 26,    Dec 28,
                                       2004       2004       2003
Net revenues
 Networking                          $ 61,847   $ 71,173   $ 69,851
 Non-networking                             -          -        768
                                    ---------- ---------- ----------
 Total                                 61,847     71,173     70,619

Cost of revenues                       18,918     21,024     22,821
                                    ---------- ---------- ----------
 Gross profit                          42,929     50,149     47,798


Other costs and expenses:
 Research and development              30,833     30,168     28,593
 Marketing, general and
  administrative                        9,859     12,148      9,176
 Amortization of deferred
  stock compensation:
   Research and development                 -          -          -
   Marketing, general and
    administrative                          -          -        270
 Acquisition costs                          -      1,212          -
 Restructuring costs                    3,520          -      2,503
                                    ---------- ---------- ----------
Income (loss) from operations          (1,283)     6,621      7,256

Other income:
 Interest income, net                   1,529      1,319        451
 Foreign exchange gain (loss)          (1,380)        98     (1,035)
 Gain (loss) on extinguishment
  of debt and amortization of
  debt issue costs                        (97)       (97)      (249)
 Gain on sale of investments                -        655         85
                                    ---------- ---------- ----------
Income (loss) before provision
 for income taxes                      (1,231)     8,596      6,508

Provision for (recovery of)
 income taxes                         (14,348)     2,288     (3,017)
                                    ---------- ---------- ----------
Net income (loss)                    $ 13,117   $  6,308   $  9,525
                                    ========== ========== ==========

Net income (loss) per
 common share - basic                $   0.07     $ 0.03     $ 0.05

Net income (loss) per
 common share - diluted              $   0.07     $ 0.03     $ 0.05

Shares used in per share
 calculation - basic                  181,209    180,280    176,464
Shares used in per share
 calculation - diluted                188,607    187,968    190,694


Certain prior year amounts have been reclassified in order to conform to the 2004 presentation.


                          PMC-Sierra, Inc.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            (in thousands, except for per share amounts)


                                                Twelve Months Ended
                                              ----------------------
                                                Dec 26,     Dec 28,
                                                 2004        2003
Net revenues
 Networking                                   $ 297,383   $ 247,947
 Non-networking                                       -       1,536
                                             ----------- -----------
 Total                                          297,383     249,483

Cost of revenues                                 87,542      87,875
                                             ----------- -----------
 Gross profit                                   209,841     161,608


Other costs and expenses:
 Research and development                       120,492     119,473
 Marketing, general and administrative           46,135      45,974
 Amortization of deferred stock compensation:
   Research and development                           -         317
   Marketing, general and administrative            697         691
 Acquisition costs                                1,212           -
 Restructuring costs                              3,520      15,314
                                             ----------- -----------
Income (loss) from operations                    37,785     (20,161)

Other income:
 Interest income, net                             4,859       1,709
 Foreign exchange gain (loss)                    (1,295)       (954)
 Gain (loss) on extinguishment of debt and
  amortization of debt issue costs               (2,233)        287
 Gain on sale of investments                      9,242       2,416
                                             ----------- -----------
Income (loss) before provision
 for income taxes                                48,358     (16,703)

Provision for (recovery of) income taxes         (3,323)     (8,712)
                                             ----------- -----------
Net income (loss)                             $  51,681   $  (7,991)
                                             =========== ===========

Net income (loss) per common share - basic       $ 0.29     $ (0.05)

Net income (loss) per common share - diluted     $ 0.27     $ (0.05)

Shares used in per share
 calculation - basic                            180,353     173,568
Shares used in per share
 calculation - diluted                          188,903     173,568


Certain prior year amounts have been reclassified in order to conform to the 2004 presentation.


As a supplement to the Company's consolidated financial statements presented on a generally accepted accounting principles (GAAP) basis, the Company provides additional non-GAAP measures for net income (loss) and net income (loss) per share in its press release.

A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that the additional non-GAAP measures are useful to investors for the performance of financial analysis. Management uses these measures internally to evaluate its in-period operating performance and the measures are used for planning and forecasting of the Company's future periods. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.


                          PMC-Sierra, Inc.
              Reconciliation of GAAP net income (loss)
                    to Non-GAAP net income (loss)
                           (in thousands)
                             (unaudited)


                                            Three Months Ended
                                      ------------------------------
                                        Dec 26,   Sep 26,   Dec 28,
                                        2004 (1)  2004 (2)  2003 (3)

GAAP net income (loss)                 $ 13,117   $ 6,308   $ 9,525

Amortization of deferred
 stock compensation                           -         -       270
Reversal of provision for excess
 inventory resulting from the sale
 of inventory that was previously
 provided for                                 -         -         -
Acquisition costs                             -     1,212         -
Restructuring costs                       3,520         -     2,503
Elimination of provision                 (1,300)        -    (1,750)
(Gain) loss on extinguishment of debt         -         -         -
Gain on sale of property and
 investments (net)                            -      (655)     (192)
Recovery of prior year income taxes      (5,095)        -    (4,377)
Canada Revenue Agency assessments
 of prior years' taxes                   (9,355)        -         -
Foreign exchange loss on
 Canadian taxes                           1,545         -       860
Income tax effect of above items           (531)        -      (936)
                                      ---------- --------- ---------
Non-GAAP net income (loss)             $  1,901   $ 6,865   $ 5,903
                                      ========== ========= =========
Non-GAAP net income (loss)
 per share - diluted                     $ 0.01    $ 0.04    $ 0.03

Shares used to calculate non-GAAP net
 income (loss) per share - diluted      188,607   187,968   190,694


Non-GAAP adjustments

The above amounts have been adjusted to eliminate the following:

(1) $3.5 million net charge for additional excess facilities costs related to our 2001 and 2003 restructurings, $1.3 million elimination of a provision for potential employee-related taxes, $5.1 million recovery of prior year taxes, $9.4 million tax recovery based on agreements and assessments with Canada Revenue Agency, $1.5 million foreign exchange loss on Canadian taxes and $0.5 million income tax effect related to these non-GAAP adjustments.

(2) $1.2 million acquisition costs related to a purchase of assets and $0.7 million gain on sales of investments.

(3) $0.3 million amortization of deferred stock compensation, $2.5 million net charge for restructuring costs, $1.8 million elimination of a provision for potential litigation costs, $0.2 million gain on sale of property and investments, $4.4 million additional recovery of prior year income taxes, $0.9 million foreign exchange loss on Canadian taxes and $0.9 million income tax effect related to these non-GAAP adjustments. The restructuring charge is comprised of $3.2 million additional excess facilities costs and the reversal of $0.7 million excess accrual for workforce reduction costs related to our January 2003 restructuring plan.


                          PMC-Sierra, Inc.
              Reconciliation of GAAP net income (loss)
                    to Non-GAAP net income (loss)
                           (in thousands)
                             (unaudited)


                                               Twelve Months Ended
                                             ----------------------
                                               Dec 26,     Dec 28,
                                               2004 (4)    2003 (5)

GAAP net income (loss)                        $ 51,681    $ (7,991)

Amortization of deferred
 stock compensation                                697       1,008
Reversal of provision for excess inventory
 resulting from the sale of inventory that
 was previously provided for                      (651)          -
Acquisition costs                                1,212           -
Restructuring costs                              3,520      15,314
Elimination of provision                        (1,300)     (1,750)
(Gain) loss on extinguishment of debt            1,845      (1,700)
Gain on sale of property and
 investments (net)                              (9,242)     (2,523)
Recovery of prior year income taxes             (5,095)     (4,377)
Canada Revenue Agency assessments
 of prior years' taxes                          (9,355)          -
Foreign exchange loss on Canadian taxes          1,545         860
Income tax effect of above items                  (368)     (2,796)
                                             ----------- ----------
Non-GAAP net income (loss)                     $34,489    $ (3,955)
                                             =========== ==========
Non-GAAP net income (loss)
 per share - diluted                            $ 0.18     $ (0.02)

Shares used to calculate non-GAAP net
 income (loss) per share - diluted             188,903     173,568


Non-GAAP adjustments

The above amounts have been adjusted to eliminate the following:

(4) $0.7 million amortization of deferred stock compensation, $0.7 million reversal of a provision for excess inventory resulting from the sale of inventory that was previously provided for, $1.2 million acquisition costs relating to a purchase of assets, $3.5 million net charge for additional excess facilities costs related to our 2001 and 2003 restructurings, $1.3 million elimination of a provision for employee-related taxes, $1.8 million loss on extinguishment of debt, $9.2 million gain on sale of investments, $5.1 million recovery of prior year taxes, $9.4 million tax recovery based on agreements and assessments with Canada Revenue Agency, $1.5 million foreign exchange loss on Canadian taxes and $0.4 million income tax effect related to these non-GAAP adjustments.

(5) $1.0 million amortization of deferred stock compensation, $15.3 million net charge for restructuring costs, $1.8 million elimination of a provision for potential litigation costs, $2.5 million gain on sale of property and investments, $1.7 million gain on extinguishment of debt, $4.4 million additional receipt of prior year income taxes, $0.9 million foreign exchange loss on Canadian taxes and $2.8 million income tax effect related to these non-GAAP adjustments. The $15.3 million net charge for restructuring is comprised of $7.2 million for workforce reduction, $11.9 million for excess facilities, $1.4 million for asset impairments, $4.5 million reversal of excess facilities costs related to our October 2001 restructuring and $0.7 million reversal of excess workforce reduction costs related to our January 2003 restructuring plan. The $2.5 million net gain on sale of property and investments is comprised of a $5.9 million net gain on sale of investment, a $3.5 million charge for impairment of other investments and $0.1 million gain on sale of property.


                          PMC-Sierra, Inc.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                           (in thousands)
                            (unaudited)

                                               Dec 26,      Dec 28,
                                                 2004         2003

ASSETS:
Current assets:
 Cash and short-term investments (1)          $ 274,686   $ 411,928
 Accounts receivable, net                        19,931      21,645
 Inventories, net                                15,823      18,275
 Prepaid expenses and other current assets       17,042      12,547
                                             ----------- -----------
  Total current assets                          327,482     464,395

Investment in bonds and notes (1)               139,111      41,569
Other investments and assets                      4,565      11,336
Property and equipment, net                      16,177      20,750
Goodwill and other intangible assets, net        12,910       8,127
Deposits for wafer fabrication capacity           6,779       6,779
                                             ----------- -----------
                                              $ 507,024   $ 552,956
                                             =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
 Accounts payable                             $  16,598    $ 27,356
 Accrued liabilities                             40,195      50,240
 Income taxes payable                            28,931      37,222
 Accrued restructuring costs                     13,735      16,413
 Deferred income                                  7,646      15,720
 Current portion of long-term debt               68,071           -
                                             ----------- -----------
  Total current liabilities                     175,176     146,951

3.75% Convertible subordinated notes
 due August 15, 2006                                  -     175,000
Deferred taxes and other tax liabilities         28,077         189

PMC special shares convertible into 2,897
 (2003 - 2,921) shares of common stock            4,434       4,519

Stockholders' equity
 Capital stock and additional paid in capital   893,704     870,857
 Accumulated other comprehensive income             350       1,838
 Accumulated deficit                           (594,717)   (646,398)
                                             ----------- -----------
  Total stockholders' equity                    299,337     226,297
                                             ----------- -----------
                                              $ 507,024   $ 552,956
                                             =========== ===========


(1) Total cash and marketable investments, current and non-current, comprised of Cash and short-term investments plus Investments in bonds and notes, totaled $413.8 million and $453.5 million at December 26, 2004 and December 28, 2003, respectively.

Certain prior year amounts have been reclassified in order to conform to the 2004 presentation.


                          PMC-Sierra, Inc.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (in thousands)

                                                Twelve Months Ended
                                               ---------------------
                                                 Dec 26,    Dec 28,
                                                  2004       2003

Cash flows from operating activities:
 Net income (loss)                             $  51,681  $  (7,991)
 Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
   Depreciation and amortization                  16,518     29,361
   Deferred income taxes                               -      1,131
   Loss on disposal of property and equipment          -        232
   Impairment of goodwill and
    purchased intangible assets                      175          -
   Impairment of other investments                     -      3,500
   Noncash restructuring costs                         -      1,490
   Loss (gain) on extinguishment of debt           1,845     (1,700)
   Gain on sale of investments and other assets   (9,242)    (5,903)
   Reversal of write-down of excess inventory       (651)         -
   Changes in operating assets and liabilities:
    Accounts receivable                            1,714     (5,024)
    Inventories                                    3,103      8,145
    Prepaid expenses and other current assets     (3,831)     4,511
    Accounts payable and accrued liabilities     (13,651)     1,629
    Income taxes payable                          20,147     14,618
    Accrued restructuring costs                   (2,531)  (113,061)
    Deferred income                               (8,074)    (2,262)
                                               ---------- ----------
    Net cash provided by (used in)
     operating activities                         57,203    (71,324)
                                               ---------- ----------

Cash flows from investing activities:
 Purchases of short-term
  held-to-maturity investments                         -    (16,538)
 Purchases of short-term
  available-for-sale investments                  (8,525)   (54,701)
 Proceeds from sales and maturities of
  short-term held-to-maturity investments              -    120,459
 Proceeds from sales and maturities of
  short-term available-for-sale investments       14,067    170,258
 Purchases of long-term held-to-maturity
  investments in bonds and notes                       -    (95,874)
 Purchases of long-term available-for-sale
  investments in bonds and notes                (191,980)         -
 Proceeds from sales and maturities of
  long-term held-to-maturity investments
  in bonds and notes                                   -    189,973
 Proceeds from sales and maturities of
  long-term available-for-sale investments
  in bonds and notes                             126,087     16,268
 Purchases of investments and other assets        (6,074)    (4,912)
 Proceeds from sale of investments
  and other assets                                20,067      8,539
 Proceeds from refund of wafer
  fabrication deposits                                 -     15,213
 Purchases of property and equipment              (9,922)   (11,651)
 Proceeds from sale of property                        -     14,225
 Purchase of intangible assets                    (5,921)      (225)
                                               ---------- ----------
    Net cash provided by (used in)
     investing activities                        (62,201)   351,034
                                               ---------- ----------

Cash flows from financing activities:
 Repurchase of convertible subordinated notes   (106,929)   (96,680)
 Proceeds from issuance of common stock           14,640     33,948
                                               ---------- ----------
    Net cash used in financing activities        (92,289)   (62,732)
                                               ---------- ----------

Net increase (decrease) in cash
 and cash equivalents                            (97,287)   216,978
Cash and cash equivalents,
 beginning of the period                         292,811     75,833
                                               ---------- ----------
Cash and cash equivalents,
 end of the period                             $ 195,524  $ 292,811
                                               ========== ==========


     CONTACT: PMC-Sierra Contacts:
              Alan Krock, 408-988-1204
               or
              David Climie, 408-988-8276 (Investor Relations)
               or
              Susan Kirk, 408-988-8515 (Corp. Communications)